Exhibit 10A
               EMPLOYMENT SEVERANCE AGREEMENT
                     AND MUTUAL RELEASE

     This Employment Severance Agreement and Mutual Release
(this "Agreement") is entered into as of this 14th day of April, 1999, by and between Food Lion, Inc. (the "Company") and Pamela K. Kohn (the "Executive"). The Company and the
Executive hereby agree as follows:

1.   Purpose of Agreement.

     The parties hereto recognize that during her eight years of employment with the Company, the Executive has performed service to the Company in a confidential capacity. By virtue of her responsibilities during her employment, the Executive has acquired valuable proprietary information of a sensitive and confidential nature pertaining to the Company's business operations, trade secrets, strategies and plans, which, if disclosed to individuals or entities not employed by the Company, would materially harm the Company and provide an unfair advantage to its competitors.

     The purpose of this Agreement is to set forth the terms of the Executive's severance from employment with the Company, to resolve fully any and all obligations arising out of her employment and severance from employment and to protect the Company's legitimate interest in maintaining the confidentiality of information pertaining to its business plans and operations known to, or possessed by, the Executive.

2.   Resignation.

     The Executive hereby resigns from employment as the Senior Vice President of Merchandising for the Company effective April 14, 1999 (the "Resignation Date").
Notwithstanding any provision of the Employment Agreement between the Company and the Executive dated October 1, 1997
(the "Employment Agreement"), to the contrary, such resignation shall not be deemed to be a breach by the Executive of the Employment Agreement, and the Employment
Agreement shall terminate as of the Resignation Date and shall have no further force and effect.

3.   Consideration.

     In consideration of the Executive's release of all claims that may exist against the Company in connection with her employment as more specifically set forth below in Paragraph 4, and in consideration of the Executive's compliance with the obligations set forth below in Paragraphs 6, 7, 8 and 9, and provided the Executive complies with all other terms and conditions of this Agreement, the Company agrees that the Company will pay the Executive $887,784.76 within 30 days following the execution of this Agreement by the Executive. The Company also shall pay to the Executive the full amount of her base salary and other compensation earned prior to the Resignation Date and will reimburse the Executive for actual travel and other out-of-pocket expenses (which are accounted for in accordance with the policies and procedures currently established by the Company and which have not yet been reimbursed) reasonably incurred by the Executive in connection with the performance of her duties under the Employment Agreement prior to the Resignation Date. In addition, the Company will pay to the Executive, on the same schedule as currently paid for the Executive, the nondiscretionary portion of the annual incentive bonus (which nondiscretionary portion currently is 20% of the Executive's annual base salary) for 1999, 2000 and 2001, that the Executive would have received assuming the Executive was employed by the Company at the end of each of such years at the annual base salary of the Executive in effect immediately prior to the Resignation Date, provided that annual incentive bonuses are paid to the executives of the Company for each of such years. In the event that the Company implements a new incentive bonus plan that replaces the Company's current Annual Incentive Bonus Plan for any period referenced in the immediately preceding sentence, the Executive shall continue to receive an amount equal to 20% of the Executive's current annual base salary for any such remaining period. In addition, the Company annually will pay to the Executive $10,963 (the amount that would have been paid to the Executive as a "wellness bonus" for 1999) for 1999, 2000 and 2001 on the same schedule as currently paid for the Executive, provided that wellness bonuses are paid to the executives of the Company for each of such years.

     Executive and her eligible dependents shall be entitled until September 30, 2002, to participate in the Food Lion Group Benefit Plan and the Executive Medical Plan (including coverage for medical, dental, health and life insurance but excluding disability insurance) or any similar successor plans. If the Executive's continued participation in either plan is barred, the Company shall arrange to provide substantially similar benefits to which the Executive and her eligible dependents were entitled immediately prior to the Resignation Date for such period. Following such period, the Executive shall be entitled to continuation of health care under the Comprehensive Omnibus Budget Reconciliation Act of 1986 ("COBRA").

     With respect to the Company's Profit Sharing Plan and Profit Sharing Restoration Plan, the Executive shall be entitled to all accrued amounts to which the Executive is eligible under such plans. In addition, following the Resignation Date, the Executive shall receive cash payments from the Company in the amounts that would have been contributed to the Profit Sharing Plan and the Profit Sharing Restoration Plan for the Executive (and on the same schedule) as if she remained employed by the Company through September 30, 2002, with such contributions to be calculated in each year assuming (i) an annual salary of $285,027, (ii) an annual wellness bonus of $10,963 and (iii) an annual incentive bonus equal to the applicable amount (i.e., the nondiscretionary portion of any annual incentive bonus amount) paid under Paragraph 3(A) of this Agreement (but, in the case of the calculation for 1999, the amount of the annual incentive bonus that was paid for 1998 in 1999).

     As provided in the stock option agreements governing such stock options, all vested stock options of the Company held by the Executive as of the Resignation Date shall remain exercisable for three months less one day following the Resignation Date. The vesting of all other stock options that have been granted to the Executive prior to the Resignation Date shall be accelerated to the Resignation Date and shall remain exercisable for three months less one day following the Resignation Date. After such period, all unexercised stock options shall terminate and cease to be exercisable. For purposes of clarification, Schedule A attached hereto sets forth the stock options (and corresponding exercise prices) that have been granted to the Executive as of the date immediately prior to the Resignation Date.

     The Executive shall continue to be vested in all shares of restricted stock that have vested as of the Resignation Date. All unvested shares of restricted stock under awards granted to the Executive prior to the Resignation Date shall be vested as of the Resignation Date. Accordingly, the total number of vested shares of restricted stock to be issued to the Executive immediately following the Resignation Date is 16,033 shares.

     The Company shall continue to pay the premiums on and shall maintain in effect the split-dollar life insurance policy currently outstanding with respect to the Executive (Policy No. 3669218) through the period ending on September 30, 2002. As of October 1, 2002, such policy shall be transferred to the Executive, and thereafter the Executive shall be responsible for all premiums under such policy, and the Company shall waive its right to receive reimbursement for premiums paid on such policy.

     The Company may withhold from any compensation or benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

     Except as specifically provided herein or as otherwise may be required by law, the Executive shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Resignation Date.

     The Executive acknowledges that the rights and payments provided in Paragraph 3(A):

represent good and valuable consideration and that her release of claims in Paragraph 4 and her agreement to comply with the obligations of Paragraphs 6, 7, 8 and 9 of this Agreement are in return for this consideration;

shall be in lieu of any and all claims for severance pay, additional wages, bonus, salary, accrued vacation and sick leave pay or other compensation, or benefits, or claim of damages she may have as of the Resignation Date other than vested benefits described in Paragraph 3(A) and such rights as the Executive may have to obtain continued insurance coverage under COBRA; and

arise solely out of the terms of this Agreement and are not part of any Company severance pay plan.

     The Company acknowledges that its promises and releases contained in this Agreement are for good and valuable consideration.

4.   Waiver and Release.

     As a material inducement for the Executive and the Company to enter into this Agreement, each of them hereby irrevocably and unconditionally releases and forever discharges the other as detailed below.

     In exchange for the consideration described in Paragraph 3 above, the Executive hereby releases the Company, its parents, affiliates, subsidiaries, shareholders, directors, officers, agents and employees from all claims, demands and causes of action whatsoever that she may have as a result of events occurring during, or events related to, her employment by the Company, including but not limited to the termination of that employment, and covenants not to bring a lawsuit to assert such claim, demand or cause of action. In exchange for said consideration, the Executive further agrees to accept no benefit in any form offered to her as a result of actions taken by any other person or by a federal, state or local organization concerning events occurring, or events related to, the Executive's employment by the Company, including but not limited to the termination of that employment.

     The Executive acknowledges that the claims, demands or causes of action she is hereby releasing include, but are not limited to, any claims, demands or causes of action she may have under federal laws such as, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Family and Medical Leave Act and the
Americans with Disabilities Act, as well as any claims, demands or causes of action she may have under state or local laws or ordinances.

     The Executive acknowledges that she has been given a reasonable period of time in which to consider this Agreement, that she has been advised to consult with an attorney concerning this Agreement and that she has been given a reasonable period of time in which to consult an attorney concerning this Agreement.

     The Company, on behalf of its officers, directors, employees, agents, counsel, successors, assigns and related entities hereby releases and forever discharges the Executive, her heirs, assigns and representatives from any and all claims, liabilities, damages, costs and other obligations in any manner arising out of or attributable to her employment with the Company, and will indemnify and hold harmless the Executive, her heirs, assigns and representatives from such claims, except those claims attributable to the gross negligence or willful misconduct of the Executive.

     This Agreement does not waive or release rights or claims for occurrences after the Resignation Date. This Agreement does not preclude the Executive or Company from filing a lawsuit against the other for purposes of enforcing rights conferred to each other under this Agreement.

5.   Company Property.

     The Executive agrees that, in connection with her resignation from the Company, she shall not take with her, retain, distribute or cause to be distributed, without the written authorization of the Board of Directors, any papers, files or other documents or copies thereof or other confidential information of any kind belonging to the Company pertaining to its business, sales, financial condition or products.

6.   Confidentiality.

     As described more fully in Paragraph 1(A) of this Agreement, the Executive acknowledges that as a result of her employment by the Company, she has acquired confidential or proprietary information of special value to the Company. The Executive covenants and agrees that, following the Resignation Date, the Executive shall not, without the written consent of the Board of Directors in writing, disclose to anyone not entitled thereto, any confidential information relating to the business, sales, financial condition or products of the Company or any affiliate thereof.

7.   Noncompetition.

     The Executive acknowledges that the Company has legitimate business interests in assuring that the skills and knowledge relating to the nature and character of the Company's business obtained by the Executive during her employment with the Company are not converted to the use of entities in competition with the Company or who are engaged in activities aimed at damaging the Company's public image or are otherwise antithetical to the Company's lawful interests. In recognition of these legitimate interests, the Executive agrees that for a period of two years following the Resignation Date, she shall not, without the written consent of the Board of Directors, engage in any retail or wholesale grocery business which is directly competitive with the business of the Company or any affiliate thereof in any geographic area in which the Company or any affiliate operates on the Resignation Date; provided, however, that the foregoing shall not prohibit the Executive from being employed by any company that has or later acquires a subsidiary or division, or that is later acquired by a company, that is competitive with the business of the Company or any affiliate thereof so long as the Executive is not employed in (or provide substantial services to) such subsidiary or division or such acquiring company and so long as the Executive does not otherwise disclose confidential information relating to the business, sales, financial condition or products of the Company to such subsidiary or division or such acquiring company.

8.   Nonsolicitation.

     The Executive agrees that, for a period of two years following the Resignation Date, she shall not, without the prior written consent of the Board of Directors, directly or indirectly solicit or recruit any employee or independent contractor of the Company for the purpose of being employed by the Executive, directly or indirectly, or any other person or entity on behalf of which the Executive is acting as an agent, representative or employee; provided, however, that nothing in this Paragraph 8 shall prohibit the Executive from responding to an unsolicited request from any third party for an employment reference with respect to any person who was an employee of the Company during the period of the Executive's employment with the Company.

9.   Nondisparagement.

     Following the Resignation Date, the Executive shall not disparage the Company or any of the Company's subsidiaries or affiliates or their respective officers, directors, employees, agents, successors or assigns, and the Company shall not disparage the Executive or any of her representatives or agents, or any of her heirs or assigns.
A proceeding brought by any party to enforce its rights under this Agreement shall not be deemed to be a breach of this Paragraph 9.

10.  Enforcement.

     Without limiting the remedies available to the Company, the Executive acknowledges that a breach of the covenants contained in Paragraphs 6, 7, 8 and 9 herein may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary injunction restraining the Executive from engaging in actvities prohibited by Paragraphs 6, 7, 8 or 9 or such other relief as may required to specifically enforce any of the covenants in such Paragraphs.

11.  Acknowledgment of Voluntary Nature of Agreement.

     By signing this Agreement, the Executive and the Company acknowledge:

That each has entered into this Agreement voluntarily and fully understands all of its terms;

That the Executive has been advised and has had the opportunity to consult with an attorney prior to signing this Agreement;

That the Executive and the Company are not relying on any statement or promise other than as contained in this Agreement.

12.  Assistance.

     Upon reasonable notice, the Executive agrees to willingly give her reasonable assistance, including her attendance, where appropriate, to the Company's defense or prosecution of any existing or future claims or litigation.
The Company will reimburse the Executive for all reasonable travel expenses incurred by the Executive in complying with this paragraph.

13.  Binding Agreement.

     This Agreement will become effective and enforceable upon the Resignation Date.

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter set forth herein and there are no promises, understandings or representations, oral or written, other than those set forth herein.

     The Executive and the Company promise that, after this Agreement becomes final and binding, they will not pursue any claim which has been waived under this Agreement and will not challenge the enforceability of this Agreement by filing or instigating any lawsuit or administrative complaint or investigation arising out of the Employee's employment or termination.

14.  Governing Law.

     This Agreement, having been executed and delivered in the State of North Carolina, shall be governed by the laws of the State of North Carolina.

15.  Severability.

     Each provision of this Agreement is intended to be severable. If any provision, sentence, phrase or word of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision, sentence, phrase or word to persons or circumstances, other than those as to which it is held invalid, shall not be affected thereby.

16.  Notices.

     Any notices required or permitted to be given by the parties hereto shall be given in writing by certified mail, return receipt requested, or by prepaid telegram, or by nationally recognized overnight delivery service delivered to:

      Lester C. Nail
      Vice President of Legal Affairs
      Food Lion, Inc.
      2110 Executive Drive
      Post Office Box 1330
      Salisbury, NC  28145-1330

          and

     Pamela K. Kohn
     105 Aston Lane
     Salisbury, NC  28147

17.  Arbitration.

     Except as otherwise necessary to secure the remedies specified in Paragraphs 6, 7, 8 and 9 of this Agreement, any dispute arising between the Company and the Executive with respect to the performance or interpretation of this Agreement shall be submitted to arbitration in Charlotte, North Carolina, for resolution in accordance with the commercial arbitration rules of the American Arbitration Association, modified to provide that the decision by the arbitrators shall be binding on the parties, shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based, and shall be rendered within 90 days following impanelment of the arbitrators. The cost of arbitration shall initially be borne by the party requesting arbitration. Following a decision by the arbitrators, the costs of arbitration shall be divided as directed by the arbitrators.

18.  Assignment.

     This Agreement is binding on Employee and the Company and their successors and assigns; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity which assumes (either by operation of law or otherwise) the Company's obligations hereunder. Any such assignment by the Company will not release the Company unless and until all
obligations to Employee hereunder are fully discharged.   No
rights or obligations of Employee hereunder may be assigned by Employee to any other person or entity, except by will or the laws of descent and distribution. In the event of Employee's death prior to receipt by Employee of all amounts payable by the Company hereunder, such amounts shall be payable to Employee's designated beneficiaries on the same schedule as provided for in this Agreement.


     IN WITNESS WHEREOF, the parties hereto have their duly authorized representatives to execute this Agreement as of the date first set forth above.


 \s\ Pamela K. Kohn          Food Lion, Inc.
Pamela K. Kohn, Individually

                            By:   \s\ Lester C. Nail
                                   Name:Lester C.Nail
                                 Title: Vice President of
                                        Legal Affairs




SCHEDULE A

STOCK OPTIONS

No. of Options Granted         Exercise Price
         167                        $5.75
       3,500                        $5.875
      16,011                        $7.375
      24,805                        $6.6875
      14,714                        $10.22
         339                        $6.875
      28,528                        $10.22